
<ARTICLE>                     5
<LEGEND>
This schedule contains summary financial information extracted from Krupp Realty
Fund 7  Financial  Statements for  the  six  months  ended  June 30, 2000 and is qualified in it's entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                              DEC-31-2000
<PERIOD-START>                                 JAN-01-2000
<PERIOD-END>                                   JUN-30-2000
<CASH>                                             334,961
<SECURITIES>                                             0
<RECEIVABLES>                                       97,150   <F1>
<ALLOWANCES>                                             0
<INVENTORY>                                              0
<CURRENT-ASSETS>                                   372,250
<PP&E>                                          23,571,862   <F2>
<DEPRECIATION>                                 (15,144,237)  <F3>
<TOTAL-ASSETS>                                   9,231,986
<CURRENT-LIABILITIES>                              500,353
<BONDS>                                         10,164,953   <F4>
<PREFERRED-MANDATORY>                                    0
<PREFERRED>                                              0
<COMMON>                                                 0
<OTHER-SE>                                      (1,433,320)  <F5>
<TOTAL-LIABILITY-AND-EQUITY>                     9,231,986
<SALES>                                                  0
<TOTAL-REVENUES>                                 2,082,805   <F6>
<CGS>                                                    0
<TOTAL-COSTS>                                            0
<OTHER-EXPENSES>                                 1,795,427   <F7>
<LOSS-PROVISION>                                         0
<INTEREST-EXPENSE>                                 436,324
<INCOME-PRETAX>                                          0
<INCOME-TAX>                                             0
<INCOME-CONTINUING>                                      0
<DISCONTINUED>                                           0
<EXTRAORDINARY>                                          0
<CHANGES>                                                0
<NET-INCOME>                                      (148,946)  <F8>
<EPS-BASIC>                                            0   <F8>
<EPS-DILUTED>                                            0   <F8>

<F1> Includes all receivables included in "prepaid expenses and other assets" on the Balance Sheet.
<F2> Multi-family  complexes  of  $23,256,210  and deferred expenses of $315,652.
<F3> Accumulated  depreciation  of $14,953,516 and  accumulated amoritization of
     $190,721.
<F4> Represents mortgage notes payable.
<F5> Total  deficit  of  the   General Partners of ($316,955) and of the Limited
     Partners of ($1,116,365)
<F6> Includes revenue of the Partnership.
<F7> Includes operating expenses of $883,849, real estate  taxes of $204,251 and depreciation and amortization of $707,327.
<F8> Net loss allocated ($1,489) to the  General Partners  and ($147,457) to the
     Limited Partners. Average net loss per Unit of Limited Partner interest is ($5.42) on 27,184 Units outstanding

